Exhibit 5.1

Our ref                                                          DKP/734192-000001/14529678v4

Huami Corporation

Building H8, No. 2800

Chuangxin Road

Hefei, 230088

People’s Republic of China

12 April 2019

Dear Sirs

Huami Corporation

We have acted as Cayman Islands legal advisers to Huami Corporation (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company of certain number of American depositary shares (the “ADSs”) representing Class A ordinary shares of par value US$0.0001 each of the Company (the “New Shares”) and the offering by certain selling shareholders as named therein (the “Selling Shareholders”) of certain number of ADSs representing Class A ordinary shares of par value US$0.0001 each of the Company (the (“Sale Shares”).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1                                         Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents and such other documents as we have deemed necessary in order to render the opinions below:

1.1                               The certificate of incorporation dated 11 December 2014 issued by the Registrar of Companies in the Cayman Islands.

1.2                               The second amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 12 January 2018, and effective on 12 February 2018 (the “M&A”).

1.3                               The written resolutions of the directors of the Company dated 11 April 2019 (the “Directors’ Resolutions”).

1.4                               A certificate from a director of the Company, a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.5                               A certificate of good standing dated 4 April 2019, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.6                               The Registration Statement.

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter of the Director’s Certificate and the Certificate of Good Standing.  We have also relied upon the following assumptions, which we have not independently verified:

2.1                              Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2                              The genuineness of all signatures and seals.

2.3                              There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

3                                         Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                              The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2                              The authorised share capital of the Company is US$1,000,000 divided into 10,000,000,000 shares of a par value of US$0.0001 each, comprising of (i) 9,700,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 200,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and (iii) 100,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with the M&A.

3.3                              The allotment and issue of the New Shares and the Sale Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the New Shares and the Sale Shares will be legally allotted and issued, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4                              The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4                                         Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

In this opinion the phrase “non-assessable” means, with respect to Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP